                                                                                                              August 17, 2011

VIA EDGAR
EDGAR Operations Branch
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

            Re:  Withdrawal of Post-Effective Amendment on Form N-1A
                        Accession Number: 0000907244-11-000528 (File No.: 333-74295)

Ladies and Gentlemen:

                Pursuant to Rule 477 of the Securities Act of 1933, please accept this letter as a request for the Commission's consent to the withdrawal of the above-captioned Post-Effective Amendments to the Registration Statements filed on Form 485BPOS on August 04, 2011 (the "Registration Statement") for Wells Fargo Funds Trust (the "Trust").  The filing was Post-Effective Amendment No. 205.

                The filing of Form 485BPOS for the Trust was filed in error to add XBRL data to a 497 filing done on July 20, 2011.

                Please direct all inquiries to Maureen E. Towle at 617-210-3682.

                                                                                                                Very truly yours,

                                                                                                                \s\ Maureen E. Towle

                                                                                                                Maureen E. Towle